Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of June 7, 2008

among

WILLIS GROUP HOLDINGS LIMITED,

HERMES ACQUISITION CORP.

and

HILB ROGAL & HOBBS COMPANY

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 7, 2008 (this “Agreement”), is among Willis Group Holdings Limited, a Bermuda exempted company (“Parent”), Hermes Acquisition Corp., a Virginia corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and Hilb Rogal & Hobbs Company, a Virginia corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.11.

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have adopted and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of the Company with and into Merger Sub (the “Merger”), on the terms and subject to the conditions provided for in this Agreement; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and for an exception to the general rule of Section 367(a)(1) of the Code, and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Virginia Stock Corporation Act (the “VSCA”), at the Effective Time, the Company shall be merged with and into Merger Sub, and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall continue as the surviving corporation and as a direct, wholly-owned Subsidiary of Parent and to be governed by the VSCA (as such, the “Surviving Corporation”).

SECTION 1.2. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall (a) file articles of merger, in customary form (the “Articles of Merger”), together with the related plan of merger meeting the requirements of Section 13.1–716 of the VSCA, substantially in the form attached hereto as Exhibit A (the “Plan”), with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) and (b) duly make all other filings and recordings required by the VSCA in order to effectuate the Merger. The Merger shall become effective upon the issuance of a certificate of merger by the SCC or at such later time as may be agreed to by Parent and the Company in writing and specified in the Articles of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).

SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and Section 13.1–721 of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5. Articles of Incorporation and By-laws of the Surviving Corporation. The articles of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.6. Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY

STOCK OPTIONS

SECTION 2.1. Effect on Capital Stock.

(a) At the Effective Time, subject to the provisions of Article I and this Article II, each share of common stock of the Company, having no par value (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent or the Company or any of their respective wholly-owned Subsidiaries which for purposes of clarity shall not include any shares of Company Common Stock held in a trust established by the Company or any of its Subsidiaries), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”):

(i) each Stock Election Share shall be converted into the right to receive the number of Parent Common Shares equal to the Exchange Ratio (the “Per Share Stock Consideration”), subject to adjustment in accordance with this Section 2.1(a) and Section 2.1(c);

(ii) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration in cash, without interest, subject to adjustment in accordance with this Section 2.1(a) and Section 2.1(c); and

(iii) each No Election Share shall be converted into the right to receive the Per Share Stock Consideration and/or the Per Share Cash Consideration in cash, without interest, as provided in this Section 2.1(a) below, subject to adjustment in accordance with Section 2.1(c).

(iv) Notwithstanding the foregoing, if:

(1) the product of (A) the Cash Election Shares and (B) the Per Share Cash Consideration (such product being the “Elected Cash Consideration”) that would be paid upon conversion of the Cash Election Shares in the Merger exceeds the Available Cash Consideration, then:

(A) all Stock Election Shares and all No Election Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(B) all Cash Election Shares shall be converted into the right to receive (i) an amount of cash (without interest) equal to the product of (w) the Per Share Cash Consideration multiplied by (x) a fraction, the numerator of which shall be the Available Cash Consideration and the denominator of which shall be the Elected Cash Consideration (the fraction described in this clause (x) being referred to as the “Cash Fraction”) and (ii) a number of Parent Common Shares equal to the product of (y) the Exchange Ratio multiplied by (z) one (1) minus the Cash Fraction; or

(2) the Elected Cash Consideration is less than the Available Cash Consideration, then:

(A) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

(B) if the product of (i) the number of No Election Shares and (ii) the Per Share Cash Consideration (the “No Election Value”) equals or exceeds the difference between the Available Cash Amount and the Elected Cash Consideration (the “Cash Shortfall”), then:

(i) a number of No Election Shares equal to the Cash Shortfall divided by the Per Share Cash Consideration shall be converted into the Per Share Cash Consideration, with the remainder of the No Election Shares converted into the Per Share Stock Consideration; and

(ii) each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration, or, alternatively;

(C) if the No Election Value is less than the Cash Shortfall, then

(i) each No Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

(ii) each Stock Election Share shall be converted into the right to receive (i) an amount of cash (without interest) equal to (x) the difference between the Cash Shortfall and the No Election Value divided by (y) the number of Stock Election Shares and (ii) a number of Parent Common Shares equal to the product of (x) the Exchange Ratio and (y) one (1) minus the fraction determined by dividing the amount of cash determined pursuant to the preceding clause (i) by the Per Share Cash Consideration.

(3) the Elected Cash Consideration equals the Available Cash Consideration, then:

(A) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

(B) each Stock Election Share and No Election Share shall be converted into the right to receive the Per Share Stock Consideration.

(v) Notwithstanding the definition of Available Cash Consideration, Parent shall have the option, in its sole discretion, to increase the amount of the Available Cash Consideration to any amount up to and including the amount of the Elected Cash Consideration plus the product of (A) the No Election Shares and (B) the Per Share Cash Consideration; provided that Parent may not increase the Available Cash Consideration to an amount that, in the reasonable opinion of counsel to Parent and counsel to the Company, would cause such counsel to be unable to render the opinions described in Section 6.2(c) and Section 6.3(c), respectively.

(vi) If the aggregate number of Parent Common Shares to be issued pursuant to this Section 2.1(a) would exceed 19.9% of the Parent Common Shares outstanding immediately prior to the Effective Time (the “Maximum Share Amount”), then appropriate adjustments shall be made to the Merger Consideration to be paid or issued pursuant thereto such that (1) the aggregate number of Parent Common Shares included in the Merger Consideration is reduced to the extent required such that the aggregate number of Parent Common Shares to be so issued does not exceed the Maximum Share Amount and (2) the aggregate amount of cash consideration included in the Merger Consideration is increased by an amount equal to the Average Parent Share Price multiplied by the number of Parent Common Shares so reduced (the “Additional Cash Consideration”), provided, however, that the Additional Cash Consideration shall not exceed the amount that would, in the reasonable opinion of counsel to Parent and counsel to the Company, cause such counsel to be unable to render the opinions described in Section 6.2(c) and Section 6.3(c), respectively.

(b) From and after the Effective Time, the Company Common Stock converted into the Merger Consideration pursuant to this Article II shall no longer remain outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the consideration to which such holder may be entitled pursuant to this Section 2.1, (ii) any dividends and other distributions in accordance with Section 2.3(f) and (iii) any cash to be paid in lieu of any fractional Parent Common Share in accordance with Section 2.4.

(c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding common stock of Parent or the outstanding common stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange, merger, consolidation or readjustment of shares, or any stock dividend thereon with a record date during such period, or any similar transaction or event, the Exchange Ratio, the Per Share Stock Consideration, the Per Share Cash Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) At the Effective Time, (i) all shares of Company Common Stock that are owned by Parent or the Company (the “Cancelled Shares”) shall be automatically cancelled and shall cease to exist and no Securities of Parent, cash or other consideration shall be delivered in exchange therefore and (ii) all shares of Company Common Stock that are owned by any wholly-owned Subsidiary of Parent or the Company shall be converted into the right to receive a number of Parent Common Shares equal to the Exchange Ratio.

SECTION 2.2. Election Procedures.

(a) Not less than thirty (30) days prior to the anticipated Effective Time (the “Mailing Date”), an election form in such form as Parent shall specify (the “Election Form”) shall be mailed to each holder of record of shares of Company Common Stock as of five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the Beneficial Owner through appropriate and customary documentation and instructions), to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (the “Stock Election Shares”), (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (the “Cash Election Shares”) or (iii) that such holder makes no election with respect to such holder’s Company Common Stock (the “No Election Shares”). Any Company Common Stock with respect to which the Exchange Agent does not receive an effective, properly completed Election Form during the period from the Mailing Date to the Election Deadline (the “Election Period”) shall be deemed to be No Election Shares. Parent shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Effective Time. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or

Beneficial Owners) of Company Common Stock during the Election Period, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any election made pursuant to this Section 2.2 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the shares of Company Common Stock represented by such Election Form shall become No Election Shares, except to the extent (if any) a subsequent election is properly made during the Election Period with respect to any or all of such shares of Company Common Stock. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent or the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

SECTION 2.3. Exchange of Certificates.

(a) Prior to the Mailing Date, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than five (5) Business Days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand if so elected by such holder of record), whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1 and Section 2.2, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such form as the Company and Parent may reasonably agree, including instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration.

(b) At or prior to the Effective Time, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of the Company Common Stock, Parent Common Shares (which shall be in non-certificated book-entry form) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 2.1, Section 2.2 and Section 2.4, payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article II. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.3(f). All cash and book-entry shares representing Parent Common Shares deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 2.1, Section 2.2 and Section 2.4 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable to holders of shares of Company Common Stock entitled to receive such consideration or cash in lieu of fractional interests and Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of shares of Company Common Stock entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent.

(c) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of Parent Common Shares (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of Parent Common Shares, if any, that such holder has the right to receive and/or (ii) a check in the amount, if any, that such holder has the right to receive, including cash payable in lieu of fractional shares pursuant to Section 2.4 and dividends and other distributions payable pursuant to Section 2.3(f) (less any required Tax withholding), pursuant to Section 2.1, Section 2.2 and this Article II. The Merger Consideration shall be paid as promptly as practicable (by mail or, to the extent commercially practicable, made available for collection by hand if so elected by the surrendering holder of a Certificate) after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(d) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in this Article II.

(f) No dividends or other distributions with respect to Parent Common Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Common Shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Common Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Common Shares, all Parent Common Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

SECTION 2.4. No Fractional Shares. No certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof), no dividends or other distributions of Parent shall relate to such fractional share interests, including any fractional share interests resulting pursuant to Section 2.1(a), and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate (upon surrender thereof as provided in this Article II) an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by Certificates) would otherwise be entitled by (y) the Average Parent Share Price.

SECTION 2.5. Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of the Company Common Stock represented by such Certificates as contemplated by this Article II.

SECTION 2.6. Termination of Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his or her shares of Company Common Stock for the Merger Consideration in accordance with this Article II prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of Company Common Stock. Notwithstanding the foregoing, neither Parent, Merger Sub nor the Company shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

SECTION 2.7. No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Parent Common Shares (or dividends or other distributions with respect thereto) or cash in lieu of any fractional Parent Common Shares or cash from the Exchange Fund, in each case delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.

SECTION 2.8. Withholding Taxes. Each of Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant hereto, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made.

SECTION 2.9. Company Equity Awards.

(a) Company Stock Options. Effective as of the Effective Time, all options to purchase shares of Company Common Stock granted under the Hilb Rogal and Hamilton Company 2000 Stock Incentive Plan, Hilb Rogal & Hobbs Company 2007 Stock Incentive Plan and Hilb Rogal & Hobbs Company Non-Employee Directors Stock Incentive Plan (collectively, the “Company Stock Plans”) that are outstanding immediately prior to the Effective Time (“Company Stock Options”) shall, if unvested, vest in full and become exercisable, and shall be converted into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option (taking into account accelerated vesting), the number of Parent Common Shares (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to each such Company Stock Option by the Exchange Ratio, at a price per share of Parent Common Shares equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to each such Company Stock Option divided by (B) the aggregate number of Parent Common Shares deemed purchasable pursuant to each such Company Stock Option (each, as so adjusted, an “Adjusted Option”); provided that such exercise price shall be rounded up to the nearest whole cent and the adjustments provided herein with respect to any Company Stock Options that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(b) Company Restricted Shares. As of immediately prior to the Effective Time, each restricted share of Company Common Stock granted to any employee or director of the Company or any of its Subsidiaries under a Company Stock Plan that is outstanding as of such time (collectively, the “Company Restricted Shares”) shall vest in full and the restrictions thereon shall lapse (with any performance goals to be deemed achieved at the maximum level), and, as of the Effective Time, each share of Company Common Stock that was formerly a Company Restricted Share shall be entitled to receive the Merger Consideration determined in accordance with Section 2.1 based on the holder’s election in accordance with Section 2.2; provided, however, that, upon the lapsing of restrictions with respect to each such Company Restricted Share, the Company shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local tax law with respect to the lapsing of such restrictions.

(c) Company Deferred Units. At the Effective Time, each right under the Company Plans (other than the Company 401(k) Plan) of any kind, contingent or accrued, to acquire or receive Company Common Stock or benefits measured by the value of Company Common Stock (other than Company Stock Options and Company Restricted Shares), including, the deferred Company share units held in the accounts under the Company’s Executive Voluntary Deferral Plan and the Company’s Outside Directors Deferral Plan (the “Deferred Compensation Plans”) (such rights collectively referred to herein as the “Company Deferred Units”) shall, at the election of the holder of such right, be converted into an obligation to pay or provide, at the time specified in the applicable plan, agreement or arrangement, either (x) shares determined based on a notional investment account denominated in a number of Parent Common Shares equal to (i) the number of shares of Company Common Stock subject to such Company Deferred Unit immediately prior to the Effective Time, times (ii) the Exchange Ratio (“Adjusted Deferred Units”) or (y) an amount of cash equal to (i) the number of shares of Company Common Stock subject to such Company Deferred Unit immediately prior to the Effective Time times (ii) the Per Share Cash Consideration. In either case, such obligation shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Company Deferred Units (or, if earlier, on the death of the holder thereof) and, prior to the time of distribution, such amounts shall be permitted to be deemed invested in the investment options available under the applicable Company Plan as in effect as of the date hereof, as elected by each holder. Any holder who does not submit an election will be deemed to have elected to convert the applicable Company Deferred Units into Adjusted Deferred Units.

(d) Before the Closing, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company Stock Plans) shall adopt such resolutions to effectuate the treatment of the Company Stock Options, Company Restricted Shares and Company Deferred Units set forth in Sections 2.9(a) through (c).

(e) No later than the Closing Date, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans and the Company Plans under which the Company Deferred Units are provided, with the result that all obligations of the Company under the Company Stock Plans and the Company Plans under which the Company Deferred Units are provided, including with respect to Company Stock Options outstanding at the Effective Time (adjusted pursuant to Section 2.9(a)) and Company Deferred Units (adjusted pursuant to Section 2.9(c)), shall be obligations of Parent following the Effective Time.

(f) As soon as practicable after the Effective Time, Parent shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (or another appropriate form) registering a number of Parent Common Shares equal to the number of Parent Common Shares subject to the Adjusted Options and, if applicable, the Adjusted Deferred Units. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options or any unsettled awards granted under the Company Stock Plans or the Company Plans under which the Company Deferred Units are provided remain outstanding after the Effective Time.

(g) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Adjusted Options and, if applicable, the Adjusted Deferred Units. appropriate notices setting forth such holders’ rights pursuant to the Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and, if applicable, the Company Plans under which the Company Deferred Units are provided, after giving effect to the Merger and the adjustments required by this Section 2.9.

(h) Except as otherwise contemplated by this Section 2.9 and except to the extent required under the respective terms of the Company Stock Options, all restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Company Stock Options after giving effect to the Merger and the assumption by Parent as set forth above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise expressly disclosed or identified in the Company SEC Documents filed or furnished, and publicly available, prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents to the extent that they are predictive or forward-looking in nature) or in a letter (the “Company Disclosure Schedule”) delivered to Parent by the Company prior to the execution of this Agreement (the disclosure in any Section of the Company Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is readily apparent that such disclosure is relevant to another Section of this Agreement), the Company hereby represents and warrants to Parent and Merger Sub, on the date hereof and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case, as of such date) as follows:

SECTION 3.1. Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is a corporation, limited liability company, limited company or partnership, as the case may be, duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth the name of each Subsidiary owned (whether directly or indirectly) by the Company and the state or jurisdiction of its organization. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) Section 3.1(c) of the Company Disclosure Schedule sets forth (i) the name of each Subsidiary of the Company that is registered or licensed as (A) a broker or dealer under the Exchange Act or any similar state or foreign Laws; (B) a futures commission merchant, commodity trading advisor, commodity pool operator or introducing broker under the Commodity Exchange Act, as amended, or under any similar state or foreign law; (C) an investment adviser under the Investment Advisers Act of 1940 and the rules and regulations of the SEC thereunder, as amended, or under any similar state or foreign Law; or (D) an insurance company, in each case together with a listing of all such registrations and licenses held with all applicable Governmental Authorities; and (ii) a complete list of all securities exchanges, commodity exchanges, boards of trade or similar organizations in which any Subsidiary of the Company holds membership or has been granted trading privileges, together with the name of the relevant Subsidiary of the Company. As of the date of this Agreement there are not, and as of the Effective Time there will not be, any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company Subsidiaries. None of the Company Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company Subsidiaries.

(d) The Company has delivered or made available to Parent correct and complete copies of its articles of incorporation and by-laws (the “Company Charter Documents”) and correct and complete copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended and in effect as of the date of this Agreement. The Company Charter Documents and all Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of shareholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its material Subsidiaries held since January 1, 2006 (except to the extent relating to this Agreement or the transactions contemplated hereby or to any discussions of other strategic alternatives (other than acquisitions by the Company or its Subsidiaries)).

SECTION 3.2. Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. At the close of business on June 5, 2008, (i) 36,257,672 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 6,249,098 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 4,016,093 shares of Company Common Stock were subject to outstanding Company Stock Options granted under the Company Stock Plans) and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since June 5, 2008, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options referred to above in this Section 3.2(a). Except (A) as set forth above in this Section 3.2(a) or (B) with respect to the Effective Time, as expressly permitted by Section 5.2, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

(b) The Company has not issued and is not bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of its capital stock, voting securities or equity interests. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests).

SECTION 3.3. Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved, and the Agreement (including the Plan) has been duly adopted, by the Board of Directors of the Company. Subject to obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) adopted and approved this Agreement and the Transactions, including the Merger, and (ii) resolved to recommend that the shareholders of the Company approve this Agreement.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the terms or provisions hereof will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Shareholder Approval are obtained and the filings referred to in Section 3.4 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

(d) The affirmative vote (in person or by proxy) of the holders of more than two-thirds of the outstanding shares of Company Common Stock at the Company Shareholders Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement (including the Plan) (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to approve this Agreement (including the Plan) and the Transactions.

SECTION 3.4. Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement/prospectus relating to the Transactions (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the NYSE, (ii) the filing of the Articles of Merger with the SCC pursuant to the VSCA, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and (iv) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment, including Council Regulation No. 139/2004 of the European Community, as amended (the “EC Merger Regulation”) (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to have a material adverse impact on Parent or the Company or impair in any material respect the ability of Parent or the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

SECTION 3.5. Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed and furnished all required reports, schedules, forms, certifications, prospectuses and registration, proxy and other statements with the SEC since January 1, 2005 (collectively, and together with all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents) or, if amended or superseded by a subsequent filing made prior to the date hereof, as of the date of such amendment or superseding filing, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company included in the Company SEC Documents (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). Without limiting the generality of the foregoing, such financial statements and other financial information included in the Company SEC Documents fairly present (within the meaning of the Sarbanes-Oxley Act) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in such Company SEC Documents.

(c) The Company has established and maintains internal controls over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct. The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2007, and such assessment concluded that such controls were effective. To the Knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act.

(e) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of March 31, 2008 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice or (iii) that, individually or in the aggregate, are not and could not reasonably be expected to be material to the Company.

(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Filed Company SEC Documents.

SECTION 3.6. Absence of Certain Changes or Events. Since the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on the Company. Since the Balance Sheet Date through the date of this Agreement (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2(a) that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision and that would, individually or in the aggregate, be material to the Company or its Subsidiaries taken as a whole.

SECTION 3.7. Legal Proceedings. Except insofar as not, and as could not reasonably expected to be, individually in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority.

SECTION 3.8. Compliance With Laws; Permits.

(a) The Company and its Subsidiaries are (and since January 1, 2006 have been) in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold such Permits has not been or could not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are (and since January 1, 2006 have been) in compliance in all material respects with the terms of all Permits.

(b) Since January 1, 2006, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (i) claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (ii) was considering the amendment, termination, revocation or cancellation of any Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any material Permit.

(c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule and except as could not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect on the Company: (i) to the Knowledge of the Company, each officer, employee, independent contractor or other Person employed, supervised or controlled by the Company or any of its Subsidiaries, or whom the Company has a responsibility to supervise or control under applicable Law or contract, who since January 1, 2002 has marketed, sold, negotiated, serviced, administered, managed, provided advice with respect to or otherwise transacted (“Transacted”) business for the Company or any of its Subsidiaries (each a “Producer”), at the time such Producer Transacted any such business was duly and appropriately licensed or registered as a Producer (for the type of business Transacted by such Producer), in each case, in the particular jurisdiction in which such Producer Transacted such business; (ii) to the Knowledge of the Company, there have been no material violations by Producers of any applicable Law in connection with the marketing or sale of products for the Company its Subsidiaries, including with respect to churning, twisting, suitability, conservation, surrender, investment or allocation of funds, market timing, late trading, replacement, fictitious bids or quotes; (iii) to the Knowledge of the Company, there have been no instances of Producers having breached the terms of agency or broker contracts; and (iv) to the Knowledge of the Company, all compensation paid to each such Producer was in all material respects paid in accordance with applicable Law. The Company and its Subsidiaries are in compliance in all material respects with applicable Laws of the states in which they operate relating to trust accounts and the separation and accounting of premium trust funds and an amount equal to the funds or other property received by the Company or any of its Subsidiaries from or on behalf of each customer has been applied or used for the purpose for which such funds or property were given to the Company or such Subsidiary.

(d) To the Knowledge of the Company, each Producer who is required by reason of the nature of his or her employment by or relationship to the Company or any of its Subsidiaries, to be registered or appointed as an investment adviser, investment adviser representative, broker-dealer agent, broker-dealer, registered representative, sales person, insurance agent, insurance broker or insurance producer or real estate broker or salesman with the SEC or the securities commission or insurance department of any state or any self-regulatory body or Governmental Entity or any insurer, is duly registered or appointed as such and such registration or appointment is in full force and effect.

SECTION 3.9. Information Supplied. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.7, none of the information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Shares in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement/Prospectus will, on the date it is first mailed to shareholders of the Company, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The proxy statement portions of the Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 3.10. Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on any such Tax Return, and all other material Taxes required to be paid by the Company or any of its Subsidiaries, have been timely paid.

(b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to material Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries.

(c) The United States Federal income Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through 2003. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code within the past two years.

(e) No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to material Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

(f) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, would reasonably be expected to give rise to the payment of any amount which would not be deductible by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code. In the event that the Company is a “publicly held corporation” with “covered employees” (in each case within the meaning of Treasury Regulation Section 1.162-27(c)) on December 31, 2008, no deduction for the taxable year ended December 31, 2008 for “remuneration” (within the meaning of Section 162(m)(4)(E) of the Code) under the Company Stock Plans will be disallowed by reason of Section 162(m) of the Code.

(g) The Company has made available to Parent correct and complete copies of (i) all United States federal income Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to United States federal income Taxes of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries has been a member of a group filing or required to file a consolidated, combined or unitary Tax Return, other than a group of which the Company was the common parent. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).

(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(j) In the past six (6) years, no written claim has been made by an authority in a jurisdiction where the Company or any of its Subsidiaries has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(k) For purposes of this Agreement: (x) “Taxes” means (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any transferee or successor liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (y) “Tax Returns” means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(l) Neither the Company nor any of its Affiliates has taken or agreed to take any action or knows of any facts or circumstances that could reasonably be expected to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (ii) cause the shareholders of the Company to recognize gain pursuant to Section 367(a)(1) of the Code other than any such shareholder that would be a “five-percent transferee shareholder” of Parent (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(b), or (iii) prevent or impede the ability of counsel to render the opinions described in Section 6.2(c) and Section 6.3(c).

SECTION 3.11. Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all: (i) “employee benefit plans” (as defined in Section 3(3)

of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to ERISA, (ii) other material employee benefit plans, policies, agreements or arrangements, and (iii) material payroll practices, including employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, consultants or directors of the Company or any of its Subsidiaries or ERISA Affiliates (as defined below) (collectively, the “Company Plans”). “ERISA Affiliates” means any trade or business, affiliate or subsidiary of the Company which is or has been under common control or which is or has ever been treated as a single employer with any of them under Section 414(b), (c), (m) or (o) of the Code. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has in the last six years contributed to or has been obligated to contribute to any employee pension plan subject to Title IV of ERISA (a “Title IV Plan”) or a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(b) Correct and complete copies of the following documents with respect to each of the Company Plans have been made available or delivered to Parent by the Company to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Form 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; and (v) the most recent summary plan descriptions.

(c) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws and neither the Company nor any fiduciary with respect to the Company Plans (that the Company would have an obligation to indemnify) has engaged in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA which would reasonably be expected to result in any material liability to the Company or the Company Plans. The Company Plans that provide for payments of “nonqualified deferred compensation” (as defined in Section 409A(d)(1) of the Code) have been operated in good faith compliance in all material respects with the applicable guidance under Section 409A of the Code and the necessary amendments to the change of control employment agreements identified on Section 3.11(a) of the Company Disclosure Schedule to comply with Section 409A of the Code have been approved by the Company prior to the Effective Time.

(d) The Company Plans intended to qualify under Section 401 of the Code have received favorable determination letters from the IRS. To the Knowledge of the Company, nothing has occurred with respect to the operation of any such Company Plan since the receipt of any such letter that would reasonably be expected to cause the loss of such qualification.

(e) All contributions required to have been made under any of the Company Plans by law (without regard to any waivers granted under Section 412 of the Code), have been timely made, and no accumulated funding deficiencies exist in any of the Company Plans subject to Section 412 of the Code.

(f) There are no material pending actions, claims or lawsuits arising from or relating to the Company Plans, (other than routine benefit claims).

(g) None of the Company Plans provides for post-employment or post-retirement health or medical or life insurance coverage for retired, former or current employees of the Company or any of its Subsidiaries, except as may be required under Part 6 of the Subtitle B of Title I of ERISA and at the expense of the participant or the participant’s beneficiary.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee of the Company or its Subsidiaries under a Company Plan or other compensatory arrangement, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(i) The Company does not have any contract, whether legally binding or not, to create any additional Company Plan or to materially modify any existing Company Plan.

(j) No stock or other security issued by the Company forms or has formed a material part of the assets of any Company Plan.

(k) Except for noncompliance that would not reasonably be expected to cause material liability to the Company and its Subsidiaries, any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes by the Company is not an employee for such purposes.

(l) Section 3.11(l) of the Company Disclosure Schedule sets forth a correct and complete list, as of June 3, 2008, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans, the Deferred Compensation Plans or otherwise, and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. All Company Stock Options have an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock on the date of grant.

(m) None of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there since January 1, 2005 been union representation involving any of the employees of the Company or any of its Subsidiaries. There is no material picketing pending or, to the Knowledge of the Company, threatened, and there are no material strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. Except for those matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company, (i) there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual, and (ii) the Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

SECTION 3.12. Environmental Matters.

(a) Except for those matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company, (i) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (ii) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and (iv) no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities.

(b) For purposes of this Agreement:

(i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

(ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii) “Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

SECTION 3.13. Contracts.

(a) Set forth in (i) Section 3.13(a) of the Company Disclosure Schedule or (ii) included as exhibits to the Filed Company SEC Documents is a list of each of the following to which the Company or any of its Subsidiaries is a party:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii) Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services, in each case, in a manner that is material to the Company and its Subsidiaries taken as a whole;

(iii) joint venture, partnership or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture;

(iv) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2005 and involving aggregate consideration having value (or maximum value in the event of any transaction involving contingent consideration) as of the closing thereof of One Million Dollars ($1,000,000) or more;

(v) [Intentionally omitted];

(vi) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, in each case, in excess of One Hundred Thousand ($100,000);

(vii) mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien (other than Permitted Liens arising in the ordinary course of business) on any material property or assets of the Company or any of its Subsidiaries;

(viii) customer, client or supply Contract that involves consideration in fiscal year 2008 in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that is reasonably likely to involve consideration in fiscal year 2008 or fiscal year 2009 in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(ix) Contract with respect to commissions or other consideration in connection with sale or renewal of insurance policies or related products, or services provided by the Company, in each case, accounting for revenues in excess of Two Hundred Fifty Thousand Dollars ($250,000) in fiscal year 2006 or the fiscal year 2007, or that is estimated, or would reasonably be to expected to estimated, by the management of Parent or any of its Subsidiaries, to account for, revenues in excess of Two Hundred Fifty Thousand Dollars ($250,000) in fiscal year 2008;

(x) Contract containing outstanding obligations (whether or not measured in cash) in excess of Five Hundred Thousand Dollars ($500,000) in any twelve (12)-month period;

(xi) “standstill” or similar agreement;

(xii) lease for real or personal property containing obligations in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum;

(xiii) Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of Two Hundred Fifty Thousand Dollars ($250,000), other than any such Contract entered into in the ordinary course of business;

(xiv) any acquisition Contract pursuant to which the Company or any of its Subsidiaries has “earn-out” or other contingent purchase price payment obligations, in each case, that have not been paid prior to the date hereof and that would reasonably be expected to result in payments by the Company or the applicable Subsidiary thereof in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(xv) any Contract the termination or breach of which or failure to obtain consent in respect of would reasonably be expected to result in a Material Adverse Effect on the Company; and

(xvi) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2(a), each a “Material Contract”). The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except in each case as, individually or in the aggregate, is not, or could not reasonably be expected to be, material to the Company. Except as identified in Section 3.13(b) of the Company Disclosure Schedule, or as would not, individually or in the aggregate, be, or reasonably be expected to be, material to the Company, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, no other party to any Company Contract is in default thereunder nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received notice of termination or cancellation under any Material Contract, received any notice of breach or default, in any material respect, under any Material Contract, which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

SECTION 3.14. Title to Properties. Each of the Company and its Subsidiaries (a) has good and valid title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (the following, “Permitted Liens”) (i) statutory liens securing payments not yet due, (ii) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (iii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted, and

(b) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents). Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

SECTION 3.15. Company Intellectual Property and Technology.

(a) For purposes of this Agreement:

(i) “Company Intellectual Property” means all Intellectual Property Rights that (A) are used in or necessary for, or that relate to, the conduct of the business of the Company or any of its Subsidiaries as currently conducted or as currently contemplated to be conducted, or (B) are owned or held for use by the Company or any of its Subsidiaries.

(ii) “Company Owned Intellectual Property” means all Company Intellectual Property owned by the Company or any of its Subsidiaries.

(iii) “Company Owned Technology” means all Company Technology owned by the Company or one of its Subsidiaries.

(iv) “Company Systems” shall mean the computer systems, computer networks, headend equipment, Software, hardware and other information technology used in, or necessary for, the conduct of the businesses of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted.

(v) “Company Technology” means all Technology that (A) is used in or necessary for, or that relates to, the conduct of the business of the Company or any of its Subsidiaries as currently conducted or as currently contemplated to be conducted, or (B) is owned or held for use by the Company or any of its Subsidiaries.

(vi) “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents and patent applications, including any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names, service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, symbols, logos, emblems, slogans or insignia, together with all goodwill, registrations, and applications associated with or related to any of the foregoing (collectively, “Marks”); (C) copyrights (including copyrights in Software) and mask work rights, including registrations and applications for any of the foregoing (collectively, “Copyrights”); and (D) trade secrets (as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), including any confidential and proprietary information, or non-public processes, designs, specifications, Technology, know-how, techniques, formulas, algorithms, models, methodologies, inventions, concepts, discoveries, ideas, technical data, or other non-public information constituting trade secrets, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”).

(vii) “Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form; databases and compilations, whether machine readable or otherwise, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

(viii) “Technology” means, collectively, any and all designs, formulas, algorithms, procedures, methods, techniques, ideas, know-how, results of research and development, Software, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, apparatus, creations, devices, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth an accurate and complete list of (i) all Patents owned or filed by (or on behalf of) the Company or any of its Subsidiaries; (ii) all registered Marks and pending applications for registrations of any Marks owned or filed by (or on behalf of) the Company or any of its Subsidiaries; (iii) each material unregistered Mark used by the Company or any of its Subsidiaries in connection with its business; (iv) all registered Copyrights and pending applications for registration of any Copyrights owned or filed by (or on behalf of) the Company or any of its Subsidiaries; and (v) each domain name registered by or on behalf of the Company or any of its Subsidiaries. Section 3.15(b) of the Company Disclosure Schedule shall include, where applicable, the record owner, jurisdiction(s), registration and/or application number; and registration and/or application date for each of the foregoing.

(c) The Company and/or one of its Subsidiaries is the sole and exclusive owner of, free and clear of all Liens, all right, title and interest in and to all of the Intellectual Property Rights required to be set forth on Section 3.15(b) of the

Company Disclosure Schedule, and all such Intellectual Property Rights are subsisting, in each case except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. The Company and/or one of its Subsidiaries is the sole and exclusive owner of, free and clear of all Liens, all right, title, and interest in and to, or has valid and continuing rights to use, sell and license, as the case may be, in the manner currently used, sold and/or licensed or currently contemplated to be used, sold and/or licensed, all of the Company Intellectual Property and Company Technology, in each case except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. The Company Intellectual Property and the Company Technology, respectively, include all of the Intellectual Property Rights and Technology necessary to enable the Surviving Corporation and its Subsidiaries to conduct their businesses in the manner in which such businesses are currently being conducted in all material respects.

(d) To the Knowledge of the Company, all material Company Owned Intellectual Property is valid and enforceable except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. The conduct of the business and operations of the Company and its Subsidiaries, the use, practice or other commercial exploitation of the Company Intellectual Property and Company Technology by the Company or any of its Subsidiaries, their products and services, and the design, development, manufacturing, reproduction, distribution, maintenance, licensing, marketing, importation, offer for sale, sale or use of any of the foregoing as currently conducted and as currently contemplated to be conducted by the Company and its Subsidiaries do not infringe upon, misappropriate, constitute an unauthorized use of, or otherwise violate any Intellectual Property Rights of any third Person, in each case except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(e) Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened material suit, action, investigation or proceeding which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, misappropriation, unauthorized use, or violation of any Intellectual Property Rights or Technology of any third Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. The Company has not received written notice of any such threatened material claim nor is the Company aware of facts or circumstances that would form the basis for any such claim against the Company or any of its Subsidiaries of infringement, misappropriation, unauthorized use, or violation of any Intellectual Property Rights of any third Person, or challenging the ownership, use, validity or enforceability of any material Company Intellectual Property or Company Technology.

(f) To the Knowledge of the Company, no third Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any material Company Intellectual Property or Company Technology, and neither the Company nor any of its Subsidiaries has made any such claims against any third Person (including employees and former employees of the Company or any of its Subsidiaries) nor, to the Knowledge of the Company, is there any reasonable basis for such a claim.

(g) The Company and its Subsidiaries have taken reasonably adequate measures, consistent with commercially reasonable practices in the industry in which the Company and the Subsidiaries operate, to (i) protect and preserve the Company Intellectual Property, including all material Trade Secrets and confidential information included therein, and (ii) protect the confidentiality, integrity and security of their systems, databases, and websites (and all information, transactions and content stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Company and its Subsidiaries have executed valid written agreements with all of their past and present employees, consultants, and independent contractors who have contributed to, or been retained in connection with, the development of Technology and Intellectual Property pursuant to which such employees, consultants, and independent contractors have assigned to the Company or one of its Subsidiaries all their rights in and to all Technology and Intellectual Property and agreed to hold all Trade Secrets and confidential information of the Company and its Subsidiaries in confidence both during and after their employment or engagement, as applicable. To the Knowledge of the Company, no Trade Secrets or any other confidential information material to the businesses of the Company or any of its Subsidiaries as presently conducted have been authorized to be disclosed, or have been actually disclosed, by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a written confidentiality or non-disclosure agreement. Neither the Company nor any of its Subsidiaries has received written notice from any current or prior officer, employee, consultant, or contractor of the Company or any of its Subsidiary claiming any ownership interest in any Company Owned Intellectual Property as a result of having been involved in the development of such property while employed by or performing services for the Company or any of its Subsidiaries.

(h) Section 3.15(h) of the Company Disclosure Schedule sets forth a correct and complete list of all agreements involving annual consideration of more than One Hundred Thousand ($100,000) (1) granting or obtaining any right to use or practice any Intellectual Property Rights, Software, or other Technology to which the Company or any of its Subsidiaries is a party or otherwise bound, (2) containing a covenant not to compete or any other limit on the Company’s or any of its Subsidiaries’ ability to use or exploit fully any Company Owned Intellectual Property or any Company Owned Technology, or (3) containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property Right of a third Person (collectively, the “License Agreements”). To the Knowledge of the Company, (a) the License Agreements are valid and enforceable in accordance with their terms, and, (b) there exists no event or condition which will result in a material violation or breach of, or constitute a default by, any party under such License Agreement. Except pursuant to the License Agreements, no material royalties, honoraria, or other fees (other than fees relating to filing, maintenance, and/or registration) are payable to any third parties for the Company’s or any of its Subsidiaries’ use of or right to use any Company Intellectual Property.

(i) Following the Merger, the Surviving Corporation will have the right to exercise all of the Company’s and its Subsidiaries’ current rights under agreements granting rights to the Company or any of its Subsidiaries with respect to Intellectual Property Rights, Software and other Technology of a third Person to the same extent and in the same manner they would have been able to had the transactions contemplated by this Agreement not occurred, and without the payment of any additional consideration as a result of such transactions and without the necessity of any third Person consent as a result of such transactions, except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(j) Neither the Company nor any of its Subsidiaries is obligated to disclose or distribute the source code for proprietary Software pursuant to an “open source” or public library software agreement, such as, without limitation, the GNU public license. The Company and its Subsidiaries own, lease or license all Company Systems that are necessary for the operations of the Company’s and its Subsidiaries’ businesses. The Company Systems are reasonably secure against attack or unauthorized intrusion, and are adequate for the business of the Company and its Subsidiaries as currently conducted. In the past two (2) years, the Company Systems have not suffered any failures or security breaches that have resulted in a third Person obtaining access to any confidential information of the Company, its Subsidiaries or any of their customers or suppliers, except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

SECTION 3.16. Insurance. The Company and each of its Subsidiaries maintain insurance policies that, to the Knowledge of the Company, are upon terms that are reasonable and customary in the industry in which the Company and its Subsidiaries operate. All material insurance policies maintained by the Company and its Subsidiaries as of the date hereof (or summaries thereof) have been provided or made available to Parent or Merger Sub. Except as would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect on the Company, (a) all such policies are in full force and effect and (b) neither the Company nor any of its Subsidiaries is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification under any policy. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any insurance policy of the Company or its Subsidiaries.

SECTION 3.17. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Sandler O’Neill + Partners, L.P., dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock.

SECTION 3.18. Brokers and Other Advisors. Except for Sandler O’Neill + Partners, L.P., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions, based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with Sandler O’Neill + Partners, L.P. relating to the Merger and the other transactions contemplated hereby (the “Engagement Letter”).

SECTION 3.19. Foreign Corrupt Practices and International Trade Sanctions. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, in each case, except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

SECTION 3.20. State Takeover Statutes. The Company and the Board of Directors of the Company have taken all action required to be taken by them to exempt this Agreement, the Merger and the transactions contemplated hereby and thereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state, including, without limitation, the provisions of Article 14 and Article 14.1 of the VSCA.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise expressly disclosed or identified in the Parent SEC Documents filed or furnished, and publicly available, prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Parent SEC Documents to the extent that they are predictive or forward-looking in nature) or in a letter (the “Parent Disclosure Schedule”) delivered to the Company by Parent prior to the execution of this Agreement (the disclosure in any Section of the Parent Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is readily apparent that such disclosure is relevant to another Section of this Agreement), Parent and Merger Sub jointly and severally represent and warrant to the Company, on the date hereof and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case, as of such date) as follows:

SECTION 4.1. Organization, Standing and Corporate Power.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on Parent.

(b) Parent has delivered or made available to the Company correct and complete copies of its memorandum of association and bye-laws (the “Parent Charter Documents”), in each case as amended and in effect as of the date of this Agreement. The Parent Charter Documents are in full force and effect and Parent is not in violation of any of their respective provisions.

SECTION 4.2. Capital Structure. The authorized capital stock of Parent consists of 4,000,000,000 Parent Common Shares and 1,000,000,000 shares of preferred stock of Parent, par value $0.000115 per share (the “Parent Preferred Shares”). At the close of business on June 5, 2008, (i) 141,351,511 Parent Common Shares, and no Parent Preferred Shares, were issued and outstanding and (ii) 31,026,607 Parent Common Shares were reserved for issuance under the Willis Group Holdings Limited 2008 Share Purchase and Option Plan, the Willis Group Holdings Limited 2001 Share Purchase and Option Plan, Willis Group Holdings Limited 1998 Share Purchase and Option Plan, Willis Award Plan, Willis Group Holdings Limited Non-Employee Directors Deferred Compensation Plan, and the Willis Group Holdings Limited North America Employee Share Purchase Plan (collectively, the “Parent Stock Plans”), of which 21,700,895 Parent Common Shares were subject to outstanding grants of options to purchase Parent Common Shares, awards of restricted stock units which on vesting will be exchanged for Parent Common Shares and allocations of Parent Common Shares acquired by non-employee Directors of Parent made under the Parent Stock Plans. Except as set forth above in this Section 4.2, as of the date of this Agreement there are not any shares of capital stock, voting securities or equity interests of Parent issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Parent, including any representing the right to purchase or otherwise receive any Parent Common Shares.

SECTION 4.3. Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors. The Agreement (including the Plan) has been duly adopted by the Board of Directors of Merger Sub and will, prior to the Effective Time, be adopted by Parent as the sole shareholder of Merger Sub. No other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the memorandum of association (or articles of incorporation, as applicable) or bye-laws or bylaws (as the case may be) of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent.

SECTION 4.4. Governmental Approvals. Except for (a) the filing with the SEC of the Form S-4 and other filings required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act and the rules of the NYSE, (b) the filing of the Articles of Merger with the SCC pursuant to the VSCA (c) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws and (d) filings required to be made with, and approvals required to be obtained from (such approvals collectively, the “FSA Approval”), the United Kingdom Financial Services Authority in connection with the Transactions, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

SECTION 4.5. Parent SEC Documents.

(a) Parent has filed and furnished all required reports, schedules, forms, prospectuses and registration, proxy and other statements with the SEC since January 1, 2006 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). None of the Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents) or, if amended or superseded by a subsequent filing made prior to the date hereof, as of the date of such amendment or superseding filing, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). Without limiting the generality of the foregoing, such financial statements and other financial information included in the Company SEC Documents fairly present (within the meaning of the Sarbanes-Oxley Act) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in such Company SEC Documents.

(c) Parent has established and maintains internal controls over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Board of Directors of Parent (i) all significant deficiencies in the design or operation of internal controls that could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to Parent SEC Documents, and the statements contained in such certifications are complete and correct. The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2007, and such assessment concluded that such controls were effective. To the Knowledge of Parent, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act.

(e) Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the balance sheet of Parent and its Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Parent SEC Documents”), (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice or (iii) that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on Parent.

SECTION 4.6. Compliance With Laws; Permits.

(a) Except as has not had or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole: (i) Parent and its Subsidiaries are (and since January 1, 2006 have been) in compliance with all Laws applicable to Parent or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations, (ii) Parent and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Parent Permits”) and (iii) Parent and its Subsidiaries are (and since January 1, 2006 have been) in compliance with the terms of all Parent Permits.

(b) Except as has not had or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, since January 1, 2006, neither Parent nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (i) claimed or alleged that Parent or any of its Subsidiaries was not in compliance with all Laws applicable to Parent or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (ii) was considering the amendment, termination, revocation or cancellation of any Parent Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Parent Permit, except for such revocations or cancellations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

SECTION 4.7. Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement/Prospectus will, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 4.8. Absence of Certain Changes or Events. Since the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on Parent. Since the Balance Sheet Date through the date of this Agreement (a) Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither Parent nor any of its Subsidiaries has taken any action described in Section 5.3 that if taken after the date hereof and prior to the Effective Time without the prior written consent of the Company would violate such provision.

SECTION 4.9. Legal Proceedings. Except insofar as not, and as could not reasonably expected to be, individually in the aggregate, material to the Parent and its Subsidiaries, taken as a whole, there is no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, Parent or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of Parent, threatened to be imposed) upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries, by or before any Governmental Authority.

SECTION 4.10. Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.11. Brokers and Other Advisors. Except for Banc of America Securities LLC, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 4.12. Reorganization Treatment. Neither Parent, Merger Sub nor any other Affiliate of Parent has taken or agreed to take any action or knows of any facts or circumstances that could reasonably be expected to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) cause the shareholders of the Company to recognize gain pursuant to Section 367(a)(1) of the Code other than any such shareholder that would be a “five-percent transferee shareholder” of Parent (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(b), or (iii) prevent or impede the ability of counsel to render the opinions described in Sections 6.2(c) and 6.3(c) of this Agreement.

SECTION 4.13. Ownership of Company Common Stock. Neither Parent nor any of its Affiliates is the Beneficial Owner of any shares of capital stock of the Company.

SECTION 4.14. Financing. Parent has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement. Parent has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the Available Cash Consideration in the Merger.

SECTION 4.15. Parent Material Contracts. Except as has not had or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, (i) each agreement, commitment, arrangement and plan filed as an exhibit to a Parent SEC Document (each, a “Parent Material Contract”) is a valid and binding agreement of Parent or a Subsidiary of Parent, as the case may be, and is in full force and effect, (ii) none of Parent, any Subsidiary of Parent or, to the knowledge of Parent, any other party thereto is in default or breach under the terms of any such Parent Material Contract and (iii) no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a default by Parent or any Subsidiary or Parent or, to the knowledge of Parent, any other party under such Parent Material Contract. Since January 1, 2008, neither Parent nor any Subsidiary or Parent has released or waived any material right under any such Parent Material Contract, other than in the ordinary course of business.

SECTION 4.16. Title to Properties. Except as has not had or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, each of Parent and its Subsidiaries (a) has good and valid title to all properties and other assets which are reflected on the most recent consolidated balance sheet of Parent included in the Parent SEC Documents as being owned by Parent or one of its Subsidiaries (or acquired after the date thereof) (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (i) statutory liens securing payments not yet due, (ii) security interests, mortgages and pledges that secure indebtedness that is reflected in the most recent consolidated financial statements of Parent included in the Parent SEC Documents and (iii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted, and (b) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Parent SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to Parent’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Parent SEC Documents). Parent and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases, except as has not had or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

SECTION 4.17. Insurance. As of the date of this Agreement, except as has not had or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, Parent and each of its Subsidiaries maintain insurance policies that, to the Knowledge of Parent, are upon terms that are reasonable and customary in the industry in which Parent and its Subsidiaries operate. Except as would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect on Parent, (a) all such policies are in full force and effect and (b) neither Parent nor any of its Subsidiaries is in breach or default, and, to the Knowledge of Parent, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification under any policy. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any insurance policy of Parent or its Subsidiaries, except as would not have, or reasonably be expected to have, a Material Adverse Effect on Parent.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 5.1. Preparation of the Form S-4 and the Proxy Statement/Prospectus; Shareholder Meetings.

(a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement/Prospectus and the Company and Parent shall prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the shareholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested by Parent in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will be made by the Company, in each case, without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval. Subject to Section 5.4(c), the Company shall, through its Board of Directors, recommend to its shareholders adoption of this Agreement (the “Company Board Recommendation”).

(c) Parent shall cause the Parent Common Shares to be issued pursuant hereto to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

SECTION 5.2. Conduct of Business by the Company.

(a) Except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact its business organization and its goodwill and relationships with third parties and to retain the services of its present officers, key employees and Producers. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, set forth in the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which may not be unreasonably withheld, conditioned or delayed):

(i) (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests; provided that the Company may issue shares of Company Common Stock upon the exercise of options granted under the Company Stock Plans, that are outstanding on the date of this Agreement and in accordance with the terms thereof; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests, except in connection with tax withholding upon settlement of awards under the Company Stock Plans or rights under the Deferred Compensation Plans or the payment of the applicable exercise price upon the exercise of an option granted under the Company Stock Plans; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent and other than regular quarterly cash dividends not in excess of $0.14 per share; (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (A) borrowings by the Company in the ordinary course of business in amounts not in excess of Ten Million Dollars ($10,000,000) in the aggregate, (B) indebtedness in replacement of existing indebtedness on customary commercial terms, but in all cases consistent with the indebtedness being replaced to the fullest extent practicable, and (C) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(iii) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except (A) in the ordinary course of business consistent with past practice in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, (B) pursuant to Contracts in effect on the date of this Agreement and listed on Section 5.2(a)(iii) of the Company Disclosure Schedule, correct and complete copies of which have been made available to Parent;

(iv) make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of Fifty Thousand Dollars ($50,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(v) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

(vi) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person, or (B) except in the ordinary course of business consistent with past practice, any assets;

(vii) (A) enter into, terminate or amend any Material Contract of the type described in clauses (ii), (iii), (iv), (vi), (vii), (x), (xii), (xiii), (xiv) or (xv) of Section 3.13(a), or, other than in the ordinary course of business consistent with past practice, any Material Contract of the type described in clauses (i), (viii) and (ix) of Section 3.13(a) or any other Contract that is material to the Company and its Subsidiaries taken as a whole, (B) amend or modify the Engagement Letter, (C) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions or (D) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(viii) except as required by any Company Plan or other contract or plan in effect as of the date hereof or by applicable Law (A) increase the compensation or benefits payable to its current or former employees of the Company or any of its Subsidiaries (including granting such current or former employees Company Stock Options, Company Restricted Stock or Company Common Stock), other than increases of base salary of up to 5%, based on the base salary as determined as of the date hereof, made to employees in the ordinary course of business and consistent with past practice; provided that no such increases shall be made with respect to any executive officers or directors of the Company or any of its Subsidiaries; or (B) grant any severance or termination pay to, or enter into any severance agreement with any director, officer or employee, other than such grants to employees of the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practice; provided that no such grants shall be made with respect to any executive officers or directors of the Company or any of its Subsidiaries; (C) establish, adopt, enter into or amend to materially increase benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any current or former director, officer, consultant or employee of the Company or any of its Subsidiaries (other than with respect to agreements for new hires in the ordinary course of business; provided that no grant of the Company Stock Options, Company Restricted Stock or Company Common Stock may be made to new hires); and (D) loan any money or other property to any current or former director or executive officer of the Company or any of its Subsidiaries;

(ix) make or change any material election concerning Taxes or Tax Returns, file any material amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a material refund of Taxes or obtain any Tax ruling;

(x) make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period) or in its system of internal accounting controls, except, in each case, insofar as may be required by a change in GAAP or applicable Law;

(xi) amend the Company Charter Documents or the Subsidiary Documents;

(xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(xiii) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering the Company or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(xiv) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with the terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or in the ordinary course of business consistent with past practice;

(xv) settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.10); or

(xvi) (A) terminate, amend, restate, supplement or waive any rights under any License Agreement except in the ordinary course of business consistent with past practice, (B) terminate, amend, or fail to renew or preserve any Company Owned Intellectual Property registration or application except in the ordinary course of business or (C) transfer, sell or assign any right under or with respect to any Company Owned Intellectual Property or Company Owned Technology, except, in each case, in the ordinary course of business; or

(xvii) agree to take or authorize any of the foregoing actions.

SECTION 5.3. Conduct of Business by Parent. Except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact its business organization and its goodwill and relationships with third parties and employees. Without limiting the generality of the foregoing, Parent agrees that, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement, set forth in the Company Disclosure Schedule or as required by applicable Law, and except as may be consented to in writing by the Company (which consent may not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to:

(i) amend or modify the memorandum of association or bye-laws of Parent;

(ii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation, share exchange or other reorganization (other than transactions exclusively between Parent and its wholly owned Subsidiaries or between wholly owned Subsidiaries of Parent);

(iii) split, combine, subdivide or reclassify any shares of its capital stock (other than transactions exclusively between Parent and its wholly owned Subsidiaries or between wholly owned Subsidiaries of Parent);

(iv) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, the Parent Common Shares, or otherwise make any payments or distributions to the Parent shareholders in their capacity as such, other than regular quarterly cash dividends by Parent consistent with past practice;

(v) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or any rights to acquire shares of its capital stock, except in connection with tax withholding upon settlement of awards under the Parent Stock Plans;

(vi) directly or indirectly acquire (including by purchasing all or a substantial equity interest in) any other Person or division, business, assets or equity interests of any other Person where such acquisition would materially delay completion of the Merger and the other transactions contemplated hereby; or

(vii) agree to take or authorize any of the foregoing actions.

SECTION 5.4. No Solicitation by the Company; Etc.

(a) The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and request the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives and not previously returned or destroyed. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage any inquiries or proposals that constitute, or would reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any letter of intent, agreement, arrangement or other understanding related to any Takeover Proposal; provided, however, that if (A) after the date hereof, the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement or any standstill agreement and (B) the Board of Directors of the Company reasonably determines in good faith, after consultation with its outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, then the Company may, at any time prior to obtaining the Company Shareholder Approval (but in no event after obtaining the Company Shareholder Approval) and after providing Parent not less than twenty-four (24) hours written notice of its intention to take such actions (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 5.4 and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (y) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.4 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within twenty-four (24) hours of the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 5.4, the Company shall promptly advise Parent, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate (i) the identity of the Person making such proposal, offer, inquiry or other contact and (ii) the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request) and thereafter, shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 5.4(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the Transactions (including the Merger) or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.4(a)) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing (provided that the Company has not breached this Section 5.4 in any material respect), (x) the Board of Directors of the Company may effect a Company Adverse Recommendation Change in response to a Superior Proposal, if it determines, in good faith, after consulting with outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law or (y) if the Board of Directors of the Company receives a Takeover Proposal that such Board determines constitutes a Superior

Proposal, the Company or its Subsidiaries may enter into a Company Acquisition Agreement with respect to such Superior Proposal if such Board determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law and the Company shall have concurrently with entering into such Company Acquisition Agreement terminated this Agreement pursuant to Section 7.1(d)(ii); provided that in the case of clauses (x) and (y) above, no such action may be taken until after the fifth (5th) Business Day following Parent’s receipt of written notice from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Company or its Board of Directors intends to take such action and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that during any such five (5) Business Day period, the Company shall negotiate in good faith with Parent and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new five (5) Business Day period). In determining whether to take the action contemplated by clause (x) or clause (y) above, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal.

(d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to fifteen percent (15%) or more of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of fifteen percent (15%) or more of any class of equity securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions; provided that the term “Takeover Proposal” shall not include the Merger or the other transactions contemplated hereby.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to the Company’s shareholders from a financial point of view than the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

(e) Nothing in this Section 5.4 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.4(c).

SECTION 5.5. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws and in connection with the FSA Approval), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations necessary, proper or advisable to consummate the Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, each party hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; (ii) Parent agrees to file with the European Commission as promptly as reasonably practicable the Form CO, if any, required for the Transactions pursuant to the EC Merger Regulation and the Company agrees to provide Parent as promptly as practicable with such assistance as Parent reasonably requests for the purposes of filing such Form CO and, if such a filing is made, each party agrees to supply as promptly as practical any additional information and documentary material that may be required or requested by the European Commission and use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 5.5 necessary to obtain a decision from the European Commission declaring the Transactions compatible with the EC Common Market; (iii) the Company and Parent shall each use its reasonable best efforts to (A) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (B) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions; and (iv) each party agrees to promptly make any pre-merger filing with respect to the Transaction that is necessary to comply with any Foreign Antitrust Law, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such Law by the relevant Governmental Authority.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the European Commission or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information (including, but not limited to, any Antitrust Law), each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions. Parent and the Company shall not permit any of their respective representatives to participate in any meeting with any Governmental Authority in connection with the Transactions unless the other party is given reasonable opportunity to attend and participate thereat.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.5, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions.

(e) Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.5 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this Section 5.5 or (ii) require Parent to offer, accept or agree to (A) dispose or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), and/or (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world, if, with respect to clauses (A), (B) or (C) above, such action(s) or undertaking(s) would reasonably be expected to have a materially adverse effect on the business, results of operations or financial condition of the Company or its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, individually or in the aggregate.

SECTION 5.6. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

SECTION 5.7. Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information (including, but not limited to, any Antitrust Law), each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the other party and its representatives reasonable access during normal business hours to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives and each of the Company and Parent shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws (other than any public filing with the SEC made via the SEC’s Edgar filing system) and a copy of any communication (including “comment letters”) received by the Company or Parent, as the case may be, from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent or the Company, as the case may be, may reasonably request. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of May 23, 2008, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent and the Company and each of their Representatives shall hold information received from the other pursuant to this Section 5.7 in confidence in accordance with the terms of the Confidentiality Agreement. No investigation, or information received, pursuant to this Section 5.7 will modify any of the representations and warranties of the Company or Parent. Neither Company nor Parent, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would, based on the advice of counsel, cause the attorney-client privilege of such party or its Subsidiaries to be inapplicable or violate, in any material respect, any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

SECTION 5.8. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (i) that is qualified as to materiality or Material Adverse Effect to be untrue and (ii) that is not so qualified to be untrue in any material respect, and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; provided, further, that a failure to comply with this Section 5.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VI to be satisfied unless the underlying fact, circumstance or failure would independently result in the failure of a condition set forth in Article VI to be satisfied.

SECTION 5.9. Indemnification and Insurance.

(a) Parent and the Surviving Corporation agree that all rights to exculpation, advancement of expenses, and indemnification with respect to acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, existing in favor of the current or former directors and officers of the Company and its Subsidiaries (collectively, the “Indemnitees”) by virtue of any provision of the Company’s articles of incorporation, by-laws or comparable organizational documents of its Subsidiaries or any indemnification or other agreement shall survive the Merger and shall continue in full force and effect following the Effective Time. Following the Effective Time, Parent and the Surviving Corporation shall (i) maintain in effect (A) the current provisions regarding exculpation, advancement of expenses, and indemnification of officers and directors contained in the Company’s articles of incorporation, by-laws or other comparable organizational documents, and (B) any indemnification agreements of the Company with any of its directors, officers and employees existing as of the date hereof, and (ii) jointly and severally indemnify the Indemnitees to the fullest extent permitted by applicable Law.

(b) For a period of six (6) years from and after the Effective Time, Parent shall maintain directors’ and officers’ liability and fiduciary liability insurance policies (“D & O Insurance”) with respect to acts or omissions occurring prior to the Effective Time covering each person now covered by the Company’s D & O Insurance with terms with respect to coverage and amount no less favorable than those of such policy(ies) in effect on the date hereof; provided that Parent may substitute therefor policy(ies) with terms with respect to coverage and amount no less favorable than those of such policy(ies) in effect on the date hereof (subject to providing prior written notice to the Indemnitees describing such policy(ies) in reasonable detail and receipt of a legal opinion that such insurance meets the requirements of this Section 5.9(b)), and provided, that in no event shall Parent be required to expend per year of coverage more than 300% of the amount currently expended by the Company per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto. If, notwithstanding the use of reasonable best efforts to do so, Parent is unable to maintain or obtain the insurance called for by this paragraph, Parent shall promptly obtain as much comparable insurance as is available for the Maximum Amount. If necessary to obtain such insurance, one or more of the Indemnitees may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers. The provisions of this paragraph shall be deemed to have been satisfied if, prior to the Effective Time, six- (6-) year prepaid “tail” policies for the D & O Insurance shall have been obtained with respect to acts or omissions occurring prior to the Effective Time covering each person now covered by the Company’s D & O Insurance with terms with respect to coverage and amount no less favorable than those of such policy(ies) in effect on the date hereof, and the Company shall be permitted to purchase such prepaid “tail” policies prior to the Effective Time, so long as the cost for such policies does not exceed the total aggregate amount that Parent might otherwise have been required to expend under this paragraph. If such prepaid “tail” policies have been obtained prior to the Effective Time, Parent and the Surviving Corporation shall maintain such polices in full force and effect to their full term, and continue to honor obligations thereunder.

(c) The Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9. The provisions of this Section 5.9 are intended to be for the benefit of each Indemnitee and his or her heirs. Following the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.9 applies without the consent of each such affected Indemnitee.

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

SECTION 5.10. Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior consent (not to be unreasonably withheld, conditioned or delayed).

SECTION 5.11. Fees and Expenses. Except (a) for fees and expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus, all filing and other fees paid to the SEC, and all fees associated with the HSR Act, each of which shall be borne equally between Parent and the Company and (b) as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 5.12. Reorganization Treatment. Prior to the Effective Time, none of the Company, Parent or Merger Sub shall take or cause to be taken, or fail to take or cause to be taken, any action, which action or failure to act could reasonably be expected to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) cause the shareholders of the Company to recognize gain pursuant to Section 367(a)(1) of the Code other than any such shareholder that would be a “five-percent transferee shareholder” of Parent (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(b), or (iii) prevent or impede the ability of counsel to render the opinions described in Section 6.2(c) and Section 6.3(c).

SECTION 5.13. Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

SECTION 5.14. Employee Benefit Matters.

(a) For a period of one year following the Effective Time, the Surviving Corporation shall provide, or shall cause to be provided, to each employee of the Company or any of its Subsidiaries (each, a “Company Employee”), to the extent they remain employed during such period (i) compensation (including base salary or wages and incentive compensation opportunities) that is substantially comparable to the compensation provided to such Company Employee immediately prior to the Effective Time and (ii) employee benefits that are, in the aggregate, substantially comparable to the benefits provided to the Company Employees immediately prior to the Effective Time. Parent shall provide each Company Employee whose employment is involuntarily terminated by Parent or the Surviving Corporation during the period from the Effective Time through the first anniversary thereof with severance pay equal to one week of base salary or wages per full year of service (including years of service with the Company or any of its Subsidiaries before the Effective Time).

(b) For all purposes under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and predecessor employers before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any corresponding Company Plans, except for purposes of benefit accrual under any final average pay defined benefit plan. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) As soon as practicable following the date of this Agreement, the Board of Directors of the Company shall adopt such resolutions or take such other actions as may be required to provide that with respect to the Amended and Restated Hilb Rogal & Hobbs Employee Stock Purchase Plan (“Employee Stock Purchase Plan”),

(i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; (ii) the last purchase period under the Employee Stock Purchase Plan shall end no later than five Business Days prior to the Effective Time, and on such date all amounts allocated to each participant’s account under the Employee Stock Purchase Plan as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price for such purchase period (taking into account any Company matching contribution), and (iii) the Employee Stock Purchase Plan shall terminate effective immediately prior to the Effective Time.

(d) Prior to the Effective Time, the Board of Directors of the Company shall adopt such resolutions to (i) terminate the Company’s 401(k) plan (the “Company 401(k) Plan”) effective as of immediately prior to the Effective Time and (ii) fully vest the participants in their account balances under the Company 401(k) Plan effective as of immediately prior to the Effective Time. Prior to the Effective Time and thereafter (as applicable), the Company and Parent shall take any and all action as may be required, including amendments to the Company 401(k) Plan and/or the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to (i) permit each Company Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in cash, shares of Parent Common Stock or notes (in the case of loans) in an amount equal to the full account balance distributed to such Company Employee from the Company 401(k) Plan to the Parent 401(k) Plan or other “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) and (ii) obtain from the IRS a favorable determination letter on termination for the Company 401(k) Plan. In the case of a Company Employee with an outstanding loan balance under the Company 401(k) Plan, the Company and Parent shall take any and all necessary action, to the extent allowable by Law, to permit the Company Employee to rollover such outstanding loan balance to the Parent 401(k) Plan; provided however, that the Company Employee may transfer such loan only if such Company Employee elects to rollover his or her entire account balance under the Company 401(k) Plan to the Parent 401(k) Plan. Effective as of the Effective Time, the Company Employees shall be entitled to commence participation in the Parent 401(k) Plan, and Parent shall take all commercially reasonable action necessary to ensure that such participation commences as soon as reasonably practicable following the Effective Time; provided, however, that in the event that the Company Employees are not able to commence participation in the Parent 401(k) Plan as of the Effective Time, Parent shall amend the Parent 401(k) Plan, to the extent necessary to make the contribution referred to below and to the extent permitted under applicable Law, to provide (and shall provide) each Company Employee who enrolls in the Parent 401(k) Plan an additional matching contribution (or other employer contribution) equal to the amount of matching contribution such Company Employee would have received if he or she were able to participate in the Parent 401(k) Plan on the Effective Time (based on such Company Employee’s actual deferral election under the Parent 401(k) Plan as of the date his or her participation does commence).

(e) As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, take all action necessary to effectuate the agreements set forth in Section 5.14(e) of the Company Disclosure Schedule.

SECTION 5.15. Dividends. After the date of this Agreement, each of Parent and Company shall coordinate with the other regarding the declaration of any dividends in respect of Parent Common Shares and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Company Common Stock and any Parent Common Shares any such holder receives in exchange therefor in the Merger.

SECTION 5.16. Assistance with Financing. The Company will, and will cause its Subsidiaries to, and each shall use commercially reasonable efforts to cause its Representatives to, provide such co-operation to Parent as Parent may reasonably request in connection with the arrangements by Parent to obtain debt financing in connection with the Transactions and related matters (provided that such request is made on reasonable notice and reasonably in advance of the Effective Time, and provided such co-operation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including as so requested: (a) participating in a reasonable number of meetings, drafting sessions, presentations, road shows, due diligence sessions and sessions with the lenders and rating agencies, (b) cooperating with Parent in connection with applications to obtain such consents, approvals or authorizations which may be reasonably necessary or desirable in connection with such debt financing, (c) using commercially reasonable efforts to seek to take advantage of the Company’s existing lending relationships, including encouraging the Company’s existing lenders to participate in any syndicate organized by the lenders, (d) reasonably cooperating with the marketing efforts of Parent and the lenders for any debt being raised by Parent to complete the Transactions, including participating in presentations by or to the lenders and by facilitating direct contact between the Company’s senior management and the lenders, (e) having officers execute, without personal liability, any reasonably necessary officer’s certificates or management representation letters to the Company’s accountants to issue reports with respect to the financial statements to be included in any offering documents to the extent customary for similar offerings and solvency certificates or other certificates customarily requested by lenders in transactions of this type, (f) subject to the terms of the Company’s and its Subsidiaries’ existing indebtedness, giving timely redemption or prepayment notices, as applicable, in connection with the refinancing of the Company’s or its Subsidiaries’ existing indebtedness outstanding on or after the Effective Time as may be reasonably required by Parent, (g) providing advance estimates of payout amounts in respect of indebtedness being repaid on the Effective Date and arranging for releases and discharge of Liens securing indebtedness being repaid on the Effective Date, (h) subject to applicable Laws and the obtaining of any necessary consents in connection therewith (which the Company shall use reasonable commercial efforts to obtain), executing and delivering any pledge and security documents, currency or interest hedging arrangements or other definitive financing documents or other certificates and documents as may be reasonably requested by Parent or otherwise facilitating the pledging of collateral as may be reasonably requested by Parent; provided that any obligations contained in such documents shall be effective no earlier than as of the Effective Time, (j) obtaining customary accountants’ comfort letters, accountants’ consents, and legal opinions as reasonably requested by Parent and (m) taking all actions reasonably necessary to permit the lenders to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements. Notwithstanding the foregoing, none of the Company or any of its Subsidiaries will be required to (a) pay any commitment, consent or other fee or incur any other liability in connection with any such financing prior to the Effective Time, (b) take any action or do anything that would violate applicable Law, breach any Contract of the Company or any Subsidiary that relates to borrowed money or impair or prevent the satisfaction of any condition set forth in Article VI, (c) commit to take any action that is not contingent on the consummation of the Transactions at the Effective Time or (d) disclose any information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets or similar information or violate any obligations of the Company or any other Person with respect to confidentiality. Parent will promptly upon request by the Company and from time to time (other than in circumstances where this Agreement is terminated by Parent pursuant to clauses (i) or (ii) of Section 7.1(c) hereof reimburse the Company for all reasonable out-of-pocket costs (including legal fees) incurred by the Company or its Subsidiaries and their respective advisers, agents and representatives in connection with any of the foregoing.

SECTION 5.17. Further Actions Regarding Intellectual Property.

(a) The Company hereby agrees that prior to the Merger and upon the request of Parent, the Company shall cooperate fully in abandoning any Marks owned by the Company (together with any goodwill connected therewith and symbolize thereby) effective only after the Effective Time, including without limitation, by filing notices of abandonment with the United States Patent and Trademark Office and ceasing to hold itself out as being the owner of such abandoned Marks.

(b) The Company further agrees that simultaneously with Closing and upon the request of Parent, the Company shall transfer, convey, assign and deliver to Parent or to an Affiliate or Subsidiary of Parent (other than Merger Sub) designated at Parent’s sole discretion any and all worldwide rights, title and interests that Company holds, or may hold, in and to any of its Marks (including “HRH”), together with the goodwill connected therewith and symbolized thereby.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the articles of incorporation and by-laws of the Company;

(b) Regulatory Approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other applicable competition, merger control, Antitrust or similar Law required to consummate the Merger shall have been terminated or shall have expired, material approvals from any Governmental Authorities that are required to consummate the Merger shall have been obtained and the European Commission shall have issued a decision under Article 6(1)(b) or 8(2) of the EC Merger Regulation (or shall be deemed to have done so under Article 10(6) of the EC Merger Regulation) declaring the Merger compatible with the EC Common Market;

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal;

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

(e) Stock Listing. The Parent Common Shares deliverable to the shareholders of the Company as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(f) FSA Approval. The FSA Approval shall have been obtained.

SECTION 6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, made (other than in the case of the first sentence of Section 3.6) as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the

Closing Date, as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably expected to result in, a Material Adverse Effect on the Company; provided, however, that, notwithstanding the foregoing, each of Section 3.2, Section 3.3(a), Section 3.3(b), the first sentence of Section 3.6, Section 3.18 and Section 3.20 shall be true and correct in all material respects, except that Section 3.2 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent (relative to Section 3.2 taken as a whole). Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(c) Tax Opinion. Parent shall have received from Weil, Gotshal & Manges LLP, counsel to Parent, an opinion dated the Closing Date to the effect that (i) the Merger will be treated for United States Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP may require and rely upon customary representations contained in certificates of the officers of the Company, Parent and Merger Sub; and (ii) each transfer of shares of Company Capital Stock to Parent by a shareholder of the Company pursuant to the Merger will not be subject to Section 367(a)(1) of the Code. In rendering such opinion, counsel to Parent may require and shall be entitled to rely upon representations of Parent, the Company and Merger Sub. The opinion may assume that all applicable reporting requirements have been satisfied and that any shareholder who is a “five-percent transferee shareholder” with respect to Parent within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) will in a timely and effective manner enter into and file the agreement described in Treasury Regulation Section 1.367(a)-3(c)(1)(iii)(B); and

SECTION 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, in each case, made (other than in the case of the first sentence of Section 4.8) as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably expected to result in a Material Adverse Effect on Parent; provided, however, that, notwithstanding the foregoing, the representations and warranties set forth in Section 4.2, Section 4.3(a) and the first sentence of Section 4.8 shall be true and correct in all material respects. The Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect;

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; and

(c) Tax Opinion. The Company shall have received from Wachtell, Lipton, Rosen & Katz, counsel to the Company, an opinion dated the Closing Date to the effect that the Merger will be treated for United States Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) each transfer of shares of Company Capital Stock to Parent by a shareholder of the Company pursuant to the Merger will not be subject to Section 367(a)(1) of the Code. In rendering such opinion, counsel to the Company may require and shall be entitled to rely upon representations of Parent, the Company and Merger Sub.. The opinion may assume that all applicable reporting requirements have been satisfied and that any shareholder who is a “five-percent transferee shareholder” with respect to Parent within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) will in a timely and effective manner enter into and file the agreement described in Treasury Regulation Section 1.367(a)-3(c)(1)(iii)(B).

SECTION 6.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions.

ARTICLE VII

TERMINATION

SECTION 7.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before the Outside Date; provided that in the event that, as of the Outside Date, all conditions to Closing set forth in Article VI have been satisfied or waived (other than such conditions that by their terms are satisfied at or immediately prior to the Closing) other than the condition set forth in Section 6.1(b) and Section 6.1(f), the termination date may be extended from time to time by either Parent or the Company by up to an aggregate of forty five (45) days; and provided, further, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right of the Company to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.1 or Section 5.4; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured, or is not cured, by the Company within thirty (30) days following receipt of written notice from Parent of such breach or failure; or

(ii) if (A) the Company shall have failed to perform in any material respect its obligations under Section 5.1(b) of the Agreement or shall have failed to recommend in the Proxy Statement/Prospectus the approval and adoption of this Agreement, (B) the Company shall have breached, in any material respect adverse to Parent, its obligations under Section 5.4 of the Merger Agreement, (C) a Company Adverse Recommendation Change shall have occurred or (D) the Board of Directors of the Company or any committee thereof (x) shall not have rejected any Takeover Proposal within the ten (10) Business Day period specified in Rule 14e-2(a) of the Exchange Act (including, for these purposes, by taking no position with respect to the acceptance by the Company’s shareholders of a tender offer or exchange offer within such time period, which shall constitute a failure to reject such Takeover Proposal) or (y) shall have failed to publicly reconfirm the Company Board Recommendation within ten (10) days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a Takeover Proposal (or material modification thereto); or

(d) by the Company:

(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Company of such breach or failure; or

(ii) if concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.4(c).

SECTION 7.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Section 3.18, Section 4.11, the second to last sentence of Section 5.7, Section 5.11, Section 7.2, Section 7.3 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates; provided that (a) the Company may have liability as provided in Section 7.3, and (b) nothing shall relieve any party from liability for fraud or any willful and material breach of this Agreement.

SECTION 7.3. Termination Fee.

(a) In the event that:

(i) (A) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) if prior to the date of such termination the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, or pursuant to Section 7.1(b)(iii) or clauses (A) or (B) of Section 7.1(c)(ii) and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any

Takeover Proposal, in each case, within twelve (12) months of the date this Agreement is terminated; provided that if such transaction constitutes a Takeover Proposal under clause (iv) of the definition of Takeover Proposal, and in such transaction the shareholders of the Company immediately prior to the consummation thereof would hold at least a majority of the total voting power of the surviving company in such transaction (or its ultimate parent), then such transaction shall only trigger a Termination Fee if such transaction, prior to termination, was made known to the Company or shall have been made directly to its shareholders generally, prior to termination, or any Person shall have publicly announced the intention or proposal (in each case, whether or not conditional or withdrawn) that the Company enter into such transaction;

(ii) this Agreement is terminated by Parent pursuant to clauses (C) or (D) of Section 7.1(c)(ii); or

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii),

then in any such event under this Section 7.3(a), the Company shall pay to Parent a termination fee of $74 million in cash (the “Termination Fee”); provided that for purposes of this Section 7.3, all references in the definition of Takeover Proposal to “fifteen percent (15%)” shall be deemed to be references to “fifty percent (50%).”

(b) Any payment required to be made pursuant to clause (i) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (ii) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(ii) (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iii) of Section 7.3(a) shall be made promptly following the termination of this Agreement by the Company. All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c) In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 7.3 when due, such fee may be, shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate plus two percent (2%). In addition, if the Company shall fail to pay such fee when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee. The Company acknowledges that the fee and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1. No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Section 5.9 and Section 5.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Section 5.11, Section 7.2 and Section 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

SECTION 8.2. Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided that following approval of the Transactions by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

SECTION 8.3. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

SECTION 8.5. Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.9, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

SECTION 8.8. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court), without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.9. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Willis Group Holdings Limited
One World Financial Center
200 Liberty Street, 7th Floor
New York, NY 10281
Attention:	General Counsel
Facsimile:	(212) 915 8969

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:	Thomas A. Roberts, Esq.
Michael J. Aiello, Esq.
Facsimile:	(212) 310-8007

If to the Company, to:

Hilg Rogal & Hobbs Company
4951 Lake Brook Drive, Suite 500
Glen Allen, VA 23060
Attention:	Vice President, General Counsel
Facsimile:	(804) 747-3194

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Edward D. Herlihy, Esq.
Nicholas G. Demmo, Esq.
Facsimile:	(212) 403-2000

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 8.10. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.11. Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Available Cash Consideration” means an amount equal to the product of (a) the number of issued and outstanding shares of Company Common Stock at the Effective Time and (b) $23.00, subject to increase in Parent’s sole discretion pursuant to and in accordance with Section 2.1(a)(v).

“Average Parent Share Price” means the average closing sales price, rounded to four decimal points, of Parent Common Shares on the NYSE (as reported in the Wall Street Journal, New York City edition) for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the Effective Time.

“Beneficial Owner” means, with respect to a security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such security, (ii) the power to dispose of, or to direct the disposition of, such security or (iii) the ability to profit or share in any profit derived from a transaction in such security, and the term “Beneficially Owned” shall be construed accordingly.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Election Deadline” means 5:00 p.m., New York time, on the second (2nd) Business Day prior to the Effective Time.

“Exchange Ratio” means:

(i) if the Average Parent Share Price is an amount greater than or equal to $31.46 and less than or equal to $40.04, the quotient obtained by dividing (x) $46.00 by (y) the Average Parent Share Price and rounding to the nearest 1/10,000;

(ii) if the Average Parent Share Price is an amount less than $31.46, an amount equal to the sum of (x) a fraction, the numerator of which is $23.00 and the denominator of which is the Average Parent Share Price plus (y) 0.7311; and

(iii) if the Average Parent Share Price is an amount greater than $40.04, an amount equal to the sum of (x) a fraction, the numerator or which is $23.00 and the denominator of which is the Average Parent Share Price plus (y) 0.5745.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, and shall include the United Kingdom Financial Services Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge” means, with respect to (i) the Company and its Subsidiaries, the knowledge of the individuals set forth in Section 8.11(a) of the Company Disclosure Schedule and (ii) with respect to Parent and Merger Sub, the knowledge of the individuals set forth in Section 8.11(a) of the Parent Disclosure Schedule.

“Material Adverse Effect” means any event, occurrence, state of facts, condition, change, development or effect that individually or in the aggregate, with all other events, occurrences, state of facts, conditions, changes, developments or effects, (i) is materially adverse to the business, results of operations or financial condition of the Company or Parent, and such party’s Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from, alone or in combination, (A) changes in general economic conditions, (B) general changes in financial or security market conditions, (C) changes in or events generally affecting the financial services industry, insurance and insurance services industries or insurance brokerage industry in which the applicable party or any of its Subsidiaries participates, (D) changes in GAAP or applicable Law, (E) a worsening of current conditions caused by an act of terrorism or war or any natural disasters or any national or international calamity affecting the United States, (F) change resulting solely from the announcement of this Agreement and the transactions contemplated hereby and (G) changes, in and of themselves, in the market price or trading volume of the shares of the applicable party’s common stock on the NYSE (provided that this clause (G) shall not prevent consideration of any event, occurrence, state of facts, condition, change, development or effect causing or contributing to such changes for purposes of determining whether there is or is reasonably likely to be a Material Adverse Effect on such party ); provided, however, in the cases of clauses (A) – (E) above, such event, occurrence, fact, condition, change, development or effect shall not be excluded from any determination of whether a Material Adverse Effect on the Company has occurred to the extent that such event, occurrence, fact, condition, change, development or effect would have a disproportionate effect on the applicable party and its Subsidiaries, taken as a whole, relative to other participants in the financial services, insurance and insurance services industries or brokerage companies generally or (ii) would prevent such party from consummating the Transactions or materially delay consummation of the Transactions.

“NYSE” means The New York Stock Exchange, Inc.

“Outside Date” means March 7, 2009.

“Parent Common Shares” the common shares of Parent, par value $0.000115 per share.

“Per Share Cash Consideration” means an amount in cash equal to the Exchange Ratio multiplied by the Average Parent Share Price.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

The following terms are defined in the provision of this Agreement set forth opposite such term below:

Additional Share Consideration	2.1(a)(vi)
Adjusted Deferred Units	2.9(c)
Adjusted Option	2.9(a)
Agreement	Preamble
Antitrust Laws	5.5(a)
Articles of Merger	1.3
Balance Sheet Date	3.5(e)
Bankruptcy and Equity Exception	3.3(a)
Cancelled Shares	2.1(d)
Cash Election Shares	2.2(b)
Cash Fraction	2.1(a)(iv)
Cash Shortfall	2.1(a)(iv)
Certificate	2.1(b)
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company 401(k) Plan	5.14(d)
Company Acquisition Agreement	5.4(c)
Company Adverse Recommendation Change	5.4(c)
Company Adverse Recommendation Notice	5.4(c)
Company Board Recommendation	5.1(b)
Company Charter Documents	3.1(d)
Company Common Stock	2.1(a)
Company Contracts	3.13(b)
Company Deferred Units	2.9(c)
Company Disclosure Schedule	Article III
Company Employee	5.14(a)
Company Intellectual Property	3.15(a)(i)
Company Owned Intellectual Property	3.15(a)(ii)
Company Owned Technology	3.15(a)(iii)
Company Plans	3.11(a)
Company Restricted Shares	2.9(b)
Company SEC Documents	3.5(a)
Company Stock Plans	2.9(a)
Company Stock Options	2.9(a)
Company Shareholder Approval	3.3(d)
Company Shareholders Meeting	5.1(b)
Company Technology	3.15(a)(v)

Company Systems	3.15(a)(iv)
Confidentiality Agreement	5.7
Contract	3.3(c)
Copyrights	3.15(a)(vi)
D&O Insurance	5.9(b)
Deferred Compensation Plans	2.9(c)
EC Merger Regulation	3.4
Effective Time	1.3
Elected Cash Consideration	2.1(a)(iv)
Election Form	2.2(a)
Election Form Record Date	2.2(a)
Election Period	2.2(b)
Employee Stock Purchase Plan	5.14(c)
Engagement Letter	3.18
Environmental Laws	3.12(b)(i)
Environmental Liabilities	3.12(b)(ii)
ERISA	3.11(a)
ERISA Affiliates	3.11(a)
Exchange Act	3.4
Exchange Agent	2.3(a)
Exchange Fund	2.3(b)
Filed Company SEC Documents	3.5(e)
Filed Parent SEC Documents	4.5(e)
Foreign Antitrust Laws	3.4
Form S-4	3.9
FSA Approval	4.4
Hazardous Materials	3.12(b)(iii)
Indemnitees	5.9(a)
Intellectual Property Rights	3.15(a)(vi)
Proxy Statement/Prospectus	3.4
Laws	3.8(a)
License Agreements	3.15(h)
Liens	3.1(b)
Mailing Date	2.2(a)
Marks	3.15(a)
Material Contract	3.13(a)(xvi)
Maximum Amount	5.9(b)
Maximum Share Amount	2.1(a)(vi)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
New Plans	5.14(b)
No Election Shares	2.2(b)
No Election Value	2.1(a)(iv)
Old Plans	5.14(b)

Parent	Preamble
Parent 401(k) Plan	5.14(d)
Parent Charter Documents	4.1(b)
Parent Disclosure Schedule	Article IV
Parent Material Contract	4.15
Parent Permits	4.6(a)
Parent Preferred Shares	4.2
Parent SEC Documents	4.5(a)
Parent Stock Plans	4.2
Patents	3.15(a)(vi)
Per Share Stock Consideration	2.1(a)(i)
Permitted Liens	3.14
Permits	3.8(a)
Plan	1.3
Producer	3.8(c)
Proxy Statement/Prospectus	3.4
Release	3.12(b)(iv)
Representatives	5.4(a)
Restraints	6.1(c)
SCC	1.3
SEC	2.9(f)
Securities Act	3.1(b)
Software	3.15(a)(vii)
Stock Election Shares	2.2(b)
Subsidiary Documents	3.1(d)
Superior Proposal	5.4(d)
Surviving Corporation	1.1
Takeover Proposal	5.4(d)
Taxes	3.10(k)
Tax Returns	3.10(k)
Termination Fee	7.3(a)(iii)
Technology	3.15(a)(viii)
Title IV Plan	3.11(a)
Trade Secrets	3.15(a)(vi)
Transacted	3.8(c)
VSCA	1.1

SECTION 8.12. Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words

“include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) For the purpose of Article III hereof, any information, document or other material shall be treated as having been “made available” to Parent or Merger Sub only if such information, document or material was, prior to the date hereof, made available to Parent and its representatives in the “electronic dataroom” established by the Company in connection with this Agreement or through public filings over the SEC’s Edgar system.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

WILLIS GROUP HOLDINGS LIMITED

By:	/s/ Joseph J. Plumeri
Name:	Joseph J. Plumeri
Title:	Chairman and Chief Executive Officer

HERMES ACQUISITION CORP.

By:	/s/ Patrick C. Regan
Name:	Patrick C. Regan
Title:	President

HILB ROGAL & HOBBS COMPANY

By:	/s/ F. Michael Crowley
Name:	F. Michael Crowley
Title:	President and Chief Operating Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

PLAN OF MERGER

merging

HILB ROGAL & HOBBS COMPANY,

a Virginia corporation

with and into

HERMES ACQUISITION CORP.,

a Virginia corporation

1 The Merger. Hilb Rogal & Hobbs Company, a Virginia corporation (the “Company”) shall, upon the effective time and date set forth in the Articles of Merger to be filed with the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia (such time being referred to herein as the “Effective Time”) pursuant to the terms of the Merger Agreement (as defined below), be merged (the “Merger”) with and into Hermes Acquisition Corp. (“Merger Sub”), a Virginia corporation and a direct wholly owned subsidiary of Willis Group Holdings Limited, a Bermuda exempted company (“Parent”), and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall continue as the surviving corporation and as a direct, wholly-owned subsidiary of Parent and to be governed by the Virginia Stock Corporation Act, as amended (as such, the “Surviving Corporation”). The “Merger Agreement” means the Agreement and Plan of Merger dated as of June 7, 2008, by and among the Company, Parent and Merger Sub, a copy of which is attached hereto as Annex A.

2 Effects of the Merger. The Merger shall have the effects set forth in this Plan of Merger (this “Plan”) and in Section 13.1–721 of the Virginal Stock Corporation Act (as amended, the “VCSA”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3 Articles of Incorporation. The articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

4 By-laws. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

5 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

6 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

7 Effect on Capital Stock.

(a) At the Effective Time, subject to the provisions of this Plan, each share of common stock of the Company, having no par value (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent or the Company or any of their respective wholly-owned subsidiaries which for purposes of clarity shall not include any shares of Company Common Stock held in a trust established by the Company or any of its Subsidiaries), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”):

(i) each Stock Election Share shall be converted into the right to receive the number of Parent Common Shares equal to the Exchange Ratio (the “Per Share Stock Consideration”), subject to adjustment in accordance with this Section 7(a) and Section 7(c);

(ii) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration in cash, without interest, subject to adjustment in accordance with this Section 7(a) and Section 7(c); and

(iii) each No Election Share shall be converted into the right to receive the Per Share Stock Consideration and/or the Per Share Cash Consideration in cash, without interest, as provided in this Section 7(a) below, subject to adjustment in accordance with Section 7(c).

(iv) Notwithstanding the foregoing, if:

(1) the product of (A) the Cash Election Shares and (B) the Per Share Cash Consideration (such product being the “Elected Cash Consideration”) that would be paid upon conversion of the Cash Election Shares in the Merger exceeds the Available Cash Consideration, then:

(A) all Stock Election Shares and all No Election Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(B) all Cash Election Shares shall be converted into the right to receive (i) an amount of cash (without interest) equal to the product of (w) the Per Share Cash Consideration multiplied by (x) a fraction, the numerator of which shall be the Available Cash Consideration and the denominator of which shall be the Elected Cash Consideration (the fraction described in this clause (x) being referred to as the “Cash Fraction”) and (ii) a number of Parent Common Shares equal to the product of (y) the Exchange Ratio multiplied by (z) one (1) minus the Cash Fraction; or

(2) the Elected Cash Consideration is less than the Available Cash Consideration, then:

(A) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

(B) if the product of (i) the number of No Election Shares and (ii) the Per Share Cash Consideration (the “No Election Value”) equals or exceeds the difference between the Available Cash Amount and the Elected Cash Consideration (the “Cash Shortfall”), then:

(i) a number of No Election Shares equal to the Cash Shortfall divided by the Per Share Cash Consideration shall be converted into the Per Share Cash Consideration, with the remainder of the No Election Shares converted into the Per Share Stock Consideration; and

(ii) each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration, or, alternatively;

(C) if the No Election Value is less than the Cash Shortfall, then

(i) each No Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

(ii) each Stock Election Share shall be converted into the right to receive (i) an amount of cash (without interest) equal to (x) the difference between the Cash Shortfall and the No Election Value divided by (y) the number of Stock Election Shares and (ii) a number of Parent Common Shares equal to the product of (x) the Exchange Ratio and (y) one (1) minus the fraction determined by dividing the amount of cash determined pursuant to the preceding clause (i) by the Per Share Cash Consideration.

(3) the Elected Cash Consideration equals the Available Cash Consideration, then:

(A) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

(B) each Stock Election Share and No Election Share shall be converted into the right to receive the Per Share Stock Consideration.

(v) Notwithstanding the definition of Available Cash Consideration, Parent shall have the option, in its sole discretion, to increase the amount of the Available Cash Consideration to any amount up to and including the amount of the Elected Cash Consideration plus the product of (A) the No Election Shares and (B) the Per Share Cash Consideration; provided that Parent may not increase the Available Cash Consideration to an amount that, in the reasonable opinion of counsel to Parent and counsel to the Company, would cause such counsel to be unable to render the opinions described in Section 6.2(c) and Section 6.3(c) respectively of the Merger Agreement.

(vi) If the aggregate number of Parent Common Shares to be issued pursuant to this Section 2.1(a) would exceed 19.9% of the Parent Common Shares outstanding immediately prior to the Effective Time (the “Maximum Share Amount”), then appropriate adjustments shall be made to the Merger Consideration to be paid or issued pursuant thereto such that (1) the aggregate number of Parent Common Shares included in the Merger Consideration is reduced to the extent required such that the aggregate number of Parent Common Shares to be so issued does not exceed the Maximum Share Amount and (2) the aggregate amount of cash consideration included in the Merger Consideration is increased by an amount equal to the Average Parent Share Price multiplied by the number of Parent Common Shares so reduced (the “Additional Cash Consideration”), provided, however, that the Additional Cash Consideration shall not exceed the amount that would, in the reasonable opinion of counsel to Parent and counsel to the Company, cause such counsel to be unable to render the opinions described in Section 6.2(c) and Section 6.3(c), respectively

(b) From and after the Effective Time, the Company Common Stock converted into the Merger Consideration pursuant to this Plan shall no longer remain outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the consideration to which such holder may be entitled pursuant to this Section 7, (ii) any dividends and other distributions in accordance with Section 9(f) and (iii) any cash to be paid in lieu of any fractional Parent Common Share in accordance with Section 10.

(c) If at any time during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding common stock of Parent or the outstanding common stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange, merger, consolidation or readjustment of shares, or any stock dividend thereon with a record date during such period, or any similar transaction or event, the Exchange Ratio, the Per Share Stock Consideration, the Per Share Cash Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) At the Effective Time, (i) all shares of Company Common Stock that are owned by Parent or the Company (the “Cancelled Shares”) shall be automatically cancelled and shall cease to exist and no Securities of Parent, cash or other consideration shall be delivered in exchange therefore and (ii) all shares of Company Common Stock that are owned by any wholly-owned subsidiary of Parent or the Company shall be converted into the right to receive a number of Parent Common Shares equal to the Exchange Ratio.

8 Election Procedures.

(a) Not less than thirty (30) days prior to the anticipated Effective Time (the “Mailing Date”), an election form in such form as Parent shall specify (the “Election Form”) shall be mailed to each holder of record of shares of Company Common Stock as of five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the Beneficial Owner through appropriate and customary documentation and instructions), to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (the “Stock Election Shares”), (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (the “Cash Election Shares”) or (iii) that such holder makes no election with respect to such holder’s Company Common Stock (the “No Election Shares”). Any Company Common Stock with respect to which the Exchange Agent does not receive an effective, properly completed Election Form during the period from the Mailing Date to the Election Deadline (the “Election Period”) shall be deemed to be No Election Shares. Parent shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Effective Time. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or Beneficial Owners) of Company Common Stock during the Election Period, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any election made pursuant to this Section 8 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the shares of Company Common Stock represented by such Election Form shall become No Election Shares, except to the extent (if any) a subsequent election is properly made during the Election Period with respect to any or all of such shares of Company Common Stock. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent or the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

9 Exchange of Certificates.

(a) Prior to the Mailing Date, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than five (5) Business Days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand if so elected by such holder of record), whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 7 and Section 8, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such form as the Company and Parent may reasonably agree, including instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration.

(b) At or prior to the Effective Time, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of the Company Common Stock, Parent Common Shares (which shall be in non-certificated book-entry form) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 7, Section 8 and Section 10, payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Plan. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 9(f). All cash and book-entry shares representing Parent Common Shares deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 7, Section 8 and Section 10 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable to holders of shares of Company Common Stock entitled to receive such consideration or cash in lieu of fractional interests and Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of shares of Company Common Stock entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent.

(c) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of Parent Common Shares (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of Parent Common Shares, if any, that such holder has the right to receive and/or (ii) a check in the amount, if any, that such holder has the right to receive, including cash payable in lieu of fractional shares pursuant to Section 10 and dividends and other distributions payable pursuant to Section 9(f) (less any required Tax withholding), pursuant to Section 7, Section 8 and this Plan. The Merger Consideration shall be paid as promptly as practicable (by mail or, to the extent commercially practicable, made available for collection by hand if so elected by the surrendering holder of a Certificate) after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(d) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in this Plan.

(f) No dividends or other distributions with respect to Parent Common Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 9. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Common Shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Common Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Common Shares, all Parent Common Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

10 No Fractional Shares. No certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof), no dividends or other distributions of Parent shall relate to such fractional share interests, including any fractional share interests resulting pursuant to Section 7(a), and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate (upon surrender thereof as provided in this Plan) an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by Certificates) would otherwise be entitled by (y) the Average Parent Share Price.

11 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of the Company Common Stock represented by such Certificates as contemplated by this Plan.

12 Termination of Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his or her shares of Company Common Stock for the Merger Consideration in accordance with this Plan prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of Company Common Stock. Notwithstanding the foregoing, neither Parent, Merger Sub nor the Company shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

13 No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Parent Common Shares (or dividends or other distributions with respect thereto) or cash in lieu of any fractional Parent Common Shares or cash from the Exchange Fund, in each case delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.

14 Withholding Taxes. Each of Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant hereto, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made.

15 Company Equity Awards.

(a) Company Stock Options. Effective as of the Effective Time, all options to purchase shares of Company Common Stock granted under the Company Stock Plans that are outstanding immediately prior to the Effective Time (“Company Stock Options”) shall, if unvested, vest in full and become exercisable, and shall be converted into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option (taking into account accelerated vesting), the number of Parent Common Shares (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to each such Company Stock Option by the Exchange Ratio, at a price per share of Parent Common Shares equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to each such Company Stock Option divided by (B) the aggregate number of Parent Common Shares deemed purchasable pursuant to each such Company Stock Option (each, as so adjusted, an “Adjusted Option”), provided that such exercise price shall be rounded up to the nearest whole cent and the adjustments provided herein with respect to any Company Stock Options that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(b) Company Restricted Shares. As of immediately prior to the Effective Time, each restricted share of Company Common Stock granted to any employee or director of the Company or any of its Subsidiaries under a Company Stock Plan that is outstanding as of such time (collectively, the “Company Restricted Shares”) shall vest in full and the restrictions thereon shall lapse (with any performance goals to be deemed achieved at the maximum level), and, as of the Effective Time, each share of Company Common Stock that was formerly a Company Restricted Share shall be entitled to receive the Merger Consideration determined in accordance with Section 7 based on the holder’s election in accordance with Section 8; provided, however, that, upon the lapsing of restrictions with respect to each such Company Restricted Share, the Company shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local tax law with respect to the lapsing of such restrictions.

(c) Company Deferred Units. At the Effective Time, each right under the Company Plans (other than the Company 401(k) Plan) of any kind, contingent or accrued, to acquire or receive Company Common Stock or benefits measured by the value of Company Common Stock (other than Company Stock Options and Company Restricted Shares), including, the deferred Company share units held in the accounts under the Company’s Executive Voluntary Deferral Plan and the Company’s Outside Directors Deferral Plan (the “Deferred Compensation Plans”) (such rights collectively referred to herein as the “Company Deferred Units”) shall, at the election of the holder of such right, be converted into an obligation to pay or provide, at the time specified in the applicable plan, agreement or arrangement, either (x) shares determined based on a notional investment account denominated in a number of Parent Common Shares equal to (i) the number of shares of Company Common Stock subject to such Company Deferred Unit immediately prior to the Effective Time, times (ii) the Exchange Ratio (“Adjusted Deferred Units”) or (y) an amount of cash equal to (i) the number of shares of Company Common Stock subject to such Company Deferred Unit immediately prior to the Effective Time times (ii) the Per Share Cash Consideration. In either case, such obligation shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Company Deferred Units (or, if earlier, on the death of the holder thereof) and, prior to the time of distribution, such amounts shall be permitted to be deemed invested in the investment options available under the applicable Company Plan as in effect as of the date hereof, as elected by each holder. Any holder who does not submit an election will be deemed to have elected to convert the applicable Company Deferred Units into Adjusted Deferred Units.

(d) No later than the Closing Date, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans and the Company Plans under which the Company Deferred Units are provided, with the result that all obligations of the Company under the Company Stock Plans and the Company Plans under which the Company Deferred Units are provided, including with respect to Company Stock Options outstanding at the Effective Time (adjusted pursuant to Section 15(a)) and Company Deferred Units (adjusted pursuant to Section 15(c)), shall be obligations of Parent following the Effective Time.

(e) As soon as practicable after the Effective Time, Parent shall prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 (or another appropriate form) registering a number of Parent Common Shares equal to the number of Parent Common Shares subject to the Adjusted Options and, if applicable, the Adjusted Deferred Units. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options or any unsettled awards granted under the Company Stock Plans or the Company Plans under which the Company Deferred Units are provided remain outstanding after the Effective Time.

(f) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Adjusted Options and, if applicable, the Adjusted Deferred Units, appropriate notices setting forth such holders’ rights pursuant to the Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and, if applicable, the Company Plans under which the Company Deferred Units are provided, after giving effect to the Merger and the adjustments required by this Section 15.

(g) Except as otherwise contemplated by this Section 15 and except to the extent required under the respective terms of the Company Stock Options, all restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Company Stock Options after giving effect to the Merger and the assumption by Parent as set forth above.

16 Effectiveness; Termination; Merger Agreement. This Plan (a) shall have no effect prior to the Effective Time and (b) is subject to and not in limitation of the terms and conditions set forth in the Merger Agreement. This Plan shall terminate upon the termination of the Merger Agreement in accordance with the terms thereof.

17 Amendment. At any time prior to the Effective Time, this Plan may be amended by written agreement of the Company, Parent and Merger Sub, by action taken by their respective Boards of Directors, provided, however, that following approval of this Plan by the shareholders of the Company, it may not be amended to change (i) the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property to be received under the plan by the shareholders of or owners of eligible interests in any party to the Merger; (ii) the articles of incorporation of any domestic or foreign corporation or nonstock corporation, or the organic document of any unincorporated entity, that will survive or be created as a result of the merger, except for changes permitted by Section 13.1-706 of the VSCA or (iii) any of the other terms or conditions of this Plan if the change would adversely affect such shareholders in any material respect.

18 Definitions.

(a) As used in this Plan, the following terms shall have the meanings ascribed thereto below:

“Available Cash Consideration” means an amount equal to the product of (a) the number of issued and outstanding shares of Company Common Stock at the Effective Time and (b) $23.00, subject to increase in Parent’s sole discretion pursuant to and in accordance with Section 7(a)(v).

“Average Parent Share Price” means the average closing sales price, rounded to four decimal points, of Parent Common Shares on the NYSE (as reported in the Wall Street Journal, New York City edition) for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the Effective Time. “Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Closing Date” has the meaning ascribed to such term in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 401(k) Plan” means the Company’s 401(k) plan.

“Company Plans” has the meaning ascribed to such term in the Merger Agreement.

“Company Stock Plans” means, collectively, the Hilb Rogal and Hamilton Company 2000 Stock Incentive Plan, Hilb Rogal & Hobbs Company 2007 Stock Incentive Plan and Hilb Rogal & Hobbs Company Non-Employee Directors Stock Incentive Plan.

“Election Deadline” means 5:00 p.m., New York time, on the second (2nd) Business Day prior to the Effective Time.

“Exchange Ratio” means:

(i) if the Average Parent Share Price is an amount greater than or equal to $31.46 and less than or equal to $40.04, the quotient obtained by dividing (x) $46.00 by (y) the Average Parent Share Price and rounding to the nearest 1/10,000;

(ii) if the Average Parent Share Price is an amount less than $31.46, an amount equal to the sum of (x) a fraction, the numerator of which is $23.00 and the denominator of which is the Average Parent Share Price plus (y) 0.7311; and

(iii) if the Average Parent Share Price is an amount greater than $40.04, an amount equal to the sum of (x) a fraction, the numerator or which is $23.00 and the denominator of which is the Average Parent Share Price plus (y) 0.5745.

“Laws” means, collectively, all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.

“Parent Common Shares” the common shares of Parent, par value $0.000115 per share.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Taxes” means (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any transferee or successor liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

(b) Capitalized terms used but not defined herein have the meanings ascribed thereto in the Merger Agreement.